Daktronics, Inc. Announces Third Quarter Fiscal 2009 Results

• Net sales increase nine percent, net income down 23 percent compared to third quarter of fiscal 2008

• Operating expenses decline from fiscal 2009 second quarter

• Cash at its highest level since fiscal 2006

Brookings, S.D. – Feb. 24, 2009 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2009 third quarter net sales of $129.2 million and net income of $4.2 million, or $0.10 per diluted share, compared to net sales of $118.2 million and net income of $5.4 million, or $0.13 per diluted share, for the third quarter of fiscal 2008. Backlog at the end of the 2009 third quarter was approximately $128 million, compared to a backlog of approximately $138 million a year earlier and $134 million at the end of the second quarter of fiscal 2009.

Net sales, net income and earnings per share for the nine months ended January 31, 2009 were $460.1 million, $26.1 million and $0.63 per diluted share, respectively. This compares to $370.6 million, $20.5 million and $0.50 per diluted share, respectively, for the same period in fiscal 2008. The first quarter and the first nine months of fiscal 2009 contained one additional week as compared to the first quarter and the first nine months of fiscal 2008.

“Net sales for the third quarter of fiscal 2009 were up over nine percent from the prior year and we generated improved cash flow for the quarter. However, order bookings for the quarter fell by more than nine percent as compared to the third quarter of fiscal 2008, which we attribute primarily to the economic environment,” said Jim Morgan, president and chief executive officer. “Although much of the decline occurred in our Commercial business unit, order bookings in our International business and our Schools and Theatres business were also down. We expect continued weakness in much of our business into fiscal 2010 due to the economic downturn and we remain uncertain as to the impact the current economic environment will have on our Live Events business unit. We are planning the business under the assumption that Live Events will be negatively impacted.”

According to Morgan, gross margin for the quarter was also down. This resulted from a number of factors, including an issue with the company’s finishing process in manufacturing resulting in additional warranty costs and the added cost of excess manufacturing capacity resulting from lower sales. Morgan added, “We expect that during the fourth quarter of fiscal 2009, we will be better able to quantify any additional financial impact relating to the finishing process. Based on our assessment to date, this issue appears to be limited in scope.” The company also incurred adverse cost adjustments to estimates on some contracts during the quarter which impacted gross margin. “Our gross profit for the fourth quarter of fiscal 2009 as compared to the third quarter of fiscal 2009 will depend on how much we are able to reduce our manufacturing infrastructure in line with the reduction in sales, the impact of the finishing process issue and various other factors that typically impact gross margin,” said Morgan.

“Our operating expenses declined in the fiscal 2009 third quarter as compared to the fiscal 2009 second quarter. We intend to further reduce these costs during the fourth quarter of fiscal 2009,” said Bill Retterath, chief financial officer. “Our continued focus during this economic downturn is to continue to match the scale of our operations to our expectations for customer demand. This is especially difficult because we are unable to forecast the length and extent of the downturn. We remain committed to completing certain key initiatives which we feel are critical, so operating margins in the near term are likely to be below our previously communicated long-term goals.”

Retterath continued, “During the 2009 third fiscal quarter, we improved our cash position by reducing inventory, receivables and capital expenditures. We are holding back on capital expenditures which we now expect will be approximately $26 million for fiscal 2009. One of our primary goals during these uncertain times is to maximize free cash flow through expense and capital expenditure reductions along with improvements in the balance sheet.”

Webcast Information

The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in Sport, Business, Schools and Theatres and Transportation segments. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2008 fiscal year and its Quarterly Reports on Form 10-Q for its 2009 first and second fiscal quarters.. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

-- END --

For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	January 31,	January 26,	January 31,	January 26,
	2009	2008	2009	2008
Net sales	$129,182	$118,201	$460,108	$370,560
Cost of goods sold	95,043	83,019	332,411	259,299
Gross profit	34,139	35,182	127,697	111,261

Operating expenses:
Selling	15,513	16,379	47,403	46,385
General and administrative	6,576	6,868	21,812	19,304
Product design and development	5,149	4,943	16,981	14,965
	27,238	28,190	86,196	80,654
Operating income	6,901	6,992	41,501	30,607

Nonoperating income (expense):
Interest income	516	448	1,563	1,295
Interest expense	(32)	(515)	(196)	(1,265)
Other income (expense), net	(699)	2,015	(2,378)	1,510

Income before income taxes	6,686	8,940	40,490	32,147
Income tax expense	2,524	3,557	14,405	11,643
Net income	$4,162	$5,383	$26,085	$20,504

Weighted average shares outstanding:
Basic	40,629	39,936	40,500	39,832
Diluted	40,953	41,266	41,178	41,380

Earnings per share:
Basic	$0.10	$0.13	$0.64	$0.51
Diluted	$0.10	$0.13	$0.63	$0.50

Cash dividend paid per share	$ −	$ −	$0.09	$0.07

-- MORE --

Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	January 31,
	2009	April 26,
	(unaudited)	2008
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$18,017	$9,782
Accounts receivable, less allowance for doubtful accounts	62,520	56,516
Inventories	56,724	50,525
Costs and estimated earnings in excess of billings	26,385	27,126
Current maturities of long-term receivables	8,050	7,435
Prepaid expenses and other	5,662	4,796
Deferred income taxes	9,620	9,517
Property and equipment available for sale	2,096	−
Income taxes receivable	397	−
Total current assets	189,471	165,697

Advertising rights, net	2,623	3,457
Long-term receivables, less current maturities	16,862	16,837
Investments in affiliates	3,246	2,998
Goodwill	4,532	4,722
Intangible and other assets	2,881	3,102
Deferred income taxes	395	143
	30,539	31,259
PROPERTY AND EQUIPMENT:
Land	1,204	3,190
Buildings	50,605	49,464
Machinery and equipment	49,244	44,743
Office furniture and equipment	51,800	45,482
Equipment held for rental	3,324	2,658
Demonstration equipment	7,988	7,516
Transportation equipment	5,486	6,106
	169,651	159,159
Less accumulated depreciation	(75,808)	(61,636)
	93,843	97,523
TOTAL ASSETS	$313,853	$294,479

-- MORE --

Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets (continued)

(in thousands)

	January 31,
	2009	April 26,
	(Unaudited)	2008
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$29,817	$31,540
Accrued expenses and warranty obligations	31,345	26,100
Current maturities of long-term debt and marketing obligations	399	910
Billings in excess of costs and estimated earnings	10,375	24,560
Customer deposits	11,666	12,113
Deferred revenue	9,847	6,980
Income taxes payable	241	949
Total current liabilities	93,690	103,152

Long-term debt, less current maturities	34	55
Long-term marketing obligations, less current maturities	773	646
Long-term warranty obligations and other payables	5,272	3,766
Deferred income taxes	3,607	3,607
	9,686	8,074
TOTAL LIABILITIES	103,376	111,226

SHAREHOLDERS’ EQUITY:
Common stock	27,868	25,638
Additional paid-in capital	13,129	10,398
Retained earnings	170,362	147,912
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(873)	(686)
TOTAL SHAREHOLDERS’ EQUITY	210,477	183,253
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$313,853	$294,479

-- MORE --

Daktronics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	January 31, 2009	January 26, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,085	$20,504
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	18,026	15,389
Amortization	236	236
Gain on sale of property and equipment	(977)	(11)
Gain on sale of equity investments	−	(2,878)
Stock-based compensation	2,367	1,939
Equity in losses of affiliates	1,698	1,604
Provision for doubtful accounts	71	363
Deferred income taxes, net	(356)	(176)
Change in operating assets and liabilities	(19,520)	(1,535)
Net cash provided by operating activities	27,630	35,435

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(19,306)	(28,372)
Loans to equity investees	(499)	−
Cash consideration paid for equity method investments	−	(750)
Proceeds from sale of property and equipment	3,017	425
Proceeds from sale of investments	−	7,000
Net cash used in investing activities	(16,788)	(21,697)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on notes payable	−	(11,200)
Proceeds from exercise of stock options	626	1,639
Excess tax benefits from stock-based compensation	363	324
Principal payments on long-term debt	(545)	(538)
Dividend paid	(3,635)	(2,770)
Net cash used in financing activities	(3,191)	(12,545)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	214	(404)

INCREASE IN CASH AND CASH EQUIVALENTS	7,865	789

CASH AND CASH EQUIVIALENTS BEGINNING OF PERIOD	9,325	2,590

CASH AND CASH EQUIVALENTS END OF PERIOD	$17,190	$3,379

-- MORE --

Daktronics, Inc. and Subsidiaries

Sales and Orders by Segment

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	January 31,	January 26,	January 31,	January 26,
	2009	2008	2009	2008
Net sales
Commercial	$35,436	$51,667	$131,619	$134,918
Live Events	63,281	32,547	204,772	127,922
Schools & Theatres	12,490	12,431	52,151	49,104
Transportation	5,002	8,751	23,301	26,879
International	12,973	12,805	48,265	31,737
Total Net Sales	$129,182	$118,201	$460,108	$370,560

Orders
Commercial	$24,491	$41,087	$114,163	$127,256
Live Events	70,373	65,201	190,695	148,240
Schools & Theatres	10,414	11,579	47,056	47,977
Transportation	10,899	9,144	28,820	24,269
International	9,310	11,108	33,983	36,053
Total Orders	$125,487	$138,119	$414,717	$383,795

-- END --